UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

AMERICAN WATER WORKS COMPANY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Copies to:

Joanne R. Soslow, Esq. Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103-2921 (215) 963-5000	Keith E. Gottfried, Esq. Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, N.W. Washington, DC 20004-2541 (202) 739-5947

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American Water Works Company, Inc., a Delaware corporation (“American Water” or the “Company”), is filing definitive additional materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from its stockholders in connection with its 2015 Annual Meeting of Stockholders to be held at The Mansion, 3000 Main Street, Voorhees, New Jersey 08043, on Friday, May 15, 2015, at 10:00 a.m., Eastern Daylight Time (the “2015 Annual Meeting”). American Water filed a definitive proxy statement and a definitive form of proxy card with the SEC on March 27, 2015 in connection with its solicitation of proxies to be used at the 2015 Annual Meeting (the “2015 Annual Meeting Proxy Statement”).

Letter to Stockholders dated May 1, 2015

Attached hereto is a letter dated May 1, 2015 that American Water is issuing to stockholders in which American Water comments on the recommendations by each of ISS Proxy Advisory Services, or ISS, and Glass, Lewis & Co., LLC, or Glass Lewis, that their respective clients vote against American Water’s Proposal 6, a proposal to approve the adoption of an amendment to American Water’s Amended and Restated Bylaws establishing the courts located within the State of Delaware as the exclusive forum for the adjudication of certain legal actions (the “Exclusive Forum Proposal”). In light of the ISS and Glass Lewis recommendations against the Exclusive Forum Proposal, the letter to stockholders provides additional information regarding the rationale of the American Water Board of Directors for unanimously recommending that stockholders vote “FOR” the Exclusive Forum Proposal and why the American Water Board of Directors believes that the recommendations of ISS and Glass Lewis against the Exclusive Forum Proposal are based on flawed reasoning.

Additional Information and Where To Find It

Stockholders can obtain copies of American Water’s 2015 Annual Meeting Proxy Statement, any amendments or supplements to the 2015 Annual Meeting Proxy Statement and other documents filed by American Water with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.amwater.com, by writing to American Water’s Corporate Secretary at American Water Works Company, Inc., 1025 Laurel Oak Road, Voorhees, New Jersey, 08043, or by emailing Investor Relations at aw.investorrelations@amwater.com.

VOTE “FOR” PROPOSAL 6 TO SUPPORT

OUR EXCLUSIVE FORUM PROPOSAL

May 1, 2015

Dear Fellow Stockholder:

We are seeking your support at the American Water Works Company, Inc.’s (“American Water” or the “Company”) 2015 Annual Meeting of Stockholders (the “2015 Annual Meeting”), to be held on Friday, May 15, 2015, in voting “FOR” Proposal 6, to approve the adoption of an amendment (the “Amendment”) to American Water’s Amended and Restated Bylaws (the “Bylaws”) establishing the courts located within the State of Delaware as the exclusive forum for the adjudication of certain legal actions (the “Exclusive Forum Proposal”). If the Exclusive Forum Proposal is approved by stockholders, the Amendment would be immediately effective. The Exclusive Forum Proposal is further described beginning on page 72 of our 2015 Annual Meeting Proxy Statement.

Our Board of Directors and a leading proxy advisory firm Egan-Jones have recommended that stockholders vote in favor of the Exclusive Forum Proposal. In contrast, ISS Proxy Advisory Services, or ISS, and Glass, Lewis & Co., LLC, or Glass Lewis, have each recommended that their respective clients vote against the Exclusive Forum Proposal. We respectfully disagree with the recommendations of ISS and Glass Lewis with respect to our Exclusive Forum Proposal.

In light of the ISS and Glass Lewis recommendations against the Exclusive Forum Proposal, we would like to provide additional information regarding our rationale for the Exclusive Forum Proposal and why we believe that the recommendations of ISS and Glass Lewis against the Exclusive Forum Proposal are based on the flawed reasoning that a company should suffer substantial harm from litigation brought by stockholders in the courts located in jurisdictions other than those within the State of Delaware before it is entitled to submit an exclusive jurisdiction bylaw amendment to a shareholder vote. We believe this information is critical to an understanding of the Exclusive Forum Proposal. You should consider the following additional information before determining how to vote your proxy card as to the Exclusive Forum Proposal.

Background of the Exclusive Forum Proposal – The Delaware Courts Should be the Exclusive Forum for the Adjudication of Certain Legal Actions

American Water, which is incorporated in Delaware, is the most geographically diversified, as well as the largest publicly-traded, United States water and wastewater utility company, as measured by both operating revenue and population served. American Water provides drinking water, wastewater and other water-related services in over 40 states and two Canadian provinces. From time to time American Water has been, and expects that it may continue to be, the subject of various lawsuits arising out of its business and operations across multiple jurisdictions.

The Exclusive Forum Proposal contemplates that the state courts of the State of Delaware (or if no state court has jurisdiction, the federal district court for the District of Delaware) would be the exclusive forum for certain actions involving American Water, unless American Water consents to an alternative forum. As contemplated by the Exclusive Forum Proposal, the Delaware courts would be the exclusive forum for

(i) derivative actions brought on behalf of American Water; (ii) claims that an American Water director, officer, or other employee breached a fiduciary duty owed to American Water or the stockholders; (iii) claims against American Water or any director or officer or other employee of American Water arising under the Delaware General Corporation Law or American Water’s certificate of incorporation or bylaws; or (iv) claims against American Water or any director or officer or other employee of American Water governed by the internal affairs doctrine.

The Exclusive Forum Proposal is intended to assist American Water in avoiding multiple lawsuits in multiple jurisdictions on matters relating to the corporate law of Delaware, our state of incorporation. American Water believes that the Exclusive Forum Proposal would reduce the risk that American Water could become subject to duplicative litigation in multiple forums, as well as the risk that the outcome of cases in multiple forums could be inconsistent, even though each forum purports to follow Delaware law. Any of these could expose American Water to increased expenses or losses.

The Exclusive Forum Proposal would only regulate the forum where our stockholders may file claims relating to the specified intra-corporate disputes. The Exclusive Forum Proposal does not contemplate any restrictions on the ability of our stockholders to bring such claims, nor the remedies available if such claims are ultimately successful; rather it attempts to prevent American Water from being forced to waste corporate assets defending against duplicative suits.

Although the Board of Directors believes that the designation of the Delaware Court of Chancery as the exclusive forum for intra-corporate disputes serves the best interests of American Water and our stockholders as a whole, the Board of Directors also believes that we should retain the ability to consent to an alternative forum on a case-by-case basis. Specifically, where the Board of Directors determines that American Water’s interests and those of our stockholders are best served by permitting a dispute to proceed in a forum other than the Delaware Court of Chancery, the Amendment permits American Water to consent to the selection of such alternative forum.

The Board of Directors believes that our stockholders will benefit from having intra-corporate disputes litigated in the Delaware Court of Chancery. Although some plaintiffs might prefer to litigate such matters in a forum outside of Delaware because they perceive another court as more convenient or more favorable to their claims (among other reasons), the Board of Directors believes that the substantial benefits to us and our stockholders as a whole from designating the Delaware Court of Chancery as the exclusive forum for intra-corporate disputes outweigh these concerns. The Delaware Court of Chancery is widely regarded as the preeminent court for the determination of disputes involving a corporation’s internal affairs in terms of precedent, experience and focus. The Court’s considerable expertise has led to the development of a substantial and influential body of case law interpreting Delaware’s corporate law. This provides us and our stockholders with more predictability regarding the outcome of intra-corporate disputes. In addition, the Delaware Court of Chancery has developed streamlined procedures and processes that help provide decisions for litigating parties on a relatively expedited basis. This accelerated schedule can limit the time, cost, and uncertainty of litigation for all parties. Furthermore, there is a significant risk that allowing stockholders to bring such highly sophisticated matters in forums with little familiarity or experience in corporate governance leaves stockholders at risk that foreign jurisdictions may misapply Delaware law. Despite its recommendation against the Exclusive Forum Proposal, ISS concedes that “[t]here is merit to the notion that Delaware judges are best suited to apply Delaware law to Delaware companies given their expertise and intimate familiarity with the state’s body of corporate law.” In this regard, Glass Lewis concedes that “Delaware provides an advanced and consistent judiciary.”

Without a bylaw or similar provision such as that contemplated by the Exclusive Forum Proposal, American Water remains exposed to the possibility of plaintiffs using American Water’s geographically diverse operational base to bring claims against American Water in multiple jurisdictions or choosing a forum state for litigation that may not apply Delaware law to American Water’s internal affairs in the same manner as the Delaware courts would be expected to do so.

ISS’ Recommendation is Based on the Flawed Reasoning that a Company Should Suffer Harm Before a Board Implements Measures to Prevent or Mitigate Such Harm

Your Board is recommending approval of the Exclusive Forum Proposal to proactively protect stockholders’ economic interests and to mitigate the risks of excessive litigation costs. ISS has chosen to recommend against the Exclusive Forum Proposal based primarily on its flawed reasoning that American Water has not demonstrated that its stockholders have, to date, suffered substantial harm from out-of-state litigation.

In its analysis, ISS appears to base its recommendation primarily on the absence of any disclosure in American Water’s proxy statement that American Water has “suffered any unusually substantial harm from litigation brought by stockholders in the courts of jurisdictions other than Delaware.” Thus, it appears that the position of ISS on exclusive forum proposals is that stockholders have to first suffer substantial harm in order for a board to be justified in recommending thoughtful and proactive risk management measures that in the board’s view are aimed at preventing or mitigating such harm. Despite the flawed reasoning of ISS, your Board has decided that the best interests of stockholders require that it proactively manage the risks that American Water faces as the most geographically diversified and largest publicly-traded, United States water and wastewater utility company by seeking to have the Delaware Courts serve as the exclusive forum for the adjudication of certain legal disputes.

Glass Lewis’ Recommendation is Based on its View that the Company’s Numerous Justifications for the Exclusive Forum Proposal Are Not Sufficiently “Compelling” for it to Support the Exclusive Forum Proposal Because its Policy Requires that the Company Show Abuse of Legal Process in Other, Non-Favored Jurisdictions

The American Water Board believes that the Exclusive Forum Proposal would provide substantial benefits to the Company and its stockholders as a whole and believes that the justifications it has provided for the Exclusive Forum Proposal are very compelling. As noted above, these justifications include the following:

•	The Exclusive Forum Proposal would assist American Water in avoiding multiple lawsuits in multiple jurisdictions on matters relating to the corporate law of Delaware, which would protect American Water from duplicative litigation and ensure outcomes are consistent;

•	Stockholders would benefit from having intra-corporate disputes litigated in the Delaware Court of Chancery, which is widely regarded as the preeminent court for the determination of disputes involving a corporation’s internal affairs in terms of precedent, experience and focus; and

•	The Delaware Court of Chancery has developed streamlined procedures and processes that help provide decisions for litigating parties on a relatively expedited basis, which can limit the time, cost, and uncertainty of litigation for all parties.

Despite recognizing that American Water has detailed the above justifications for the Exclusive Forum Proposal in the 2015 Annual Meeting Proxy Statement, Glass Lewis concludes in its report that the Company has not provided a “compelling case” for the Exclusive Forum Proposal. While Glass Lewis does not indicate in its report what American Water would need to do to make a “compelling case” for the Exclusive Forum Proposal, Glass Lewis’ voting guidelines require that a company seeking approval of a bylaw amendment to provide for an exclusive forum for the adjudication of certain legal matters demonstrate, among other things, “evidence of abuse of legal process in other, non-favored jurisdictions.”

Thus, it appears that the position of Glass Lewis on exclusive forum proposals is very similar to that of ISS in that stockholders have to first suffer harm from litigation in forums other than the Delaware courts in order for a board to be justified in recommending thoughtful and proactive risk management measures that in the board’s view are aimed at preventing or mitigating such harm. Despite the flawed reasoning of Glass Lewis, your Board has decided that the best interests of stockholders require that it proactively manage the risks that American Water faces as the most geographically diversified and largest publicly-traded, United States water and wastewater utility company by seeking to have the Delaware Courts serve as the exclusive forum for the adjudication of certain legal disputes.

ISS Concedes that American Water’s Board of Directors Has Proven to be a Good Steward of the Company’s Corporate Governance

ISS currently evaluates exclusive forum provisions by examining (1) whether American Water has set forth a compelling argument in the proxy statement, and (2) whether the board has proven to be a good steward of American Water’s governance generally. In evaluating whether the board has proven to be a good steward of American Water’s governance generally, ISS looks for the presence of an annually elected board; a majority vote standard in uncontested elections of directors; and the absence of a poison pill.

ISS notes in its report that “there are no serious concerns with American Water’s governance structure” and ISS recognizes in its report American Water’s adoption of best practices in corporate governance like (i) an annually-elected board of directors, (ii) a majority vote standard in the election of directors at uncontested stockholder meetings with a plurality carve-out for contested elections, (iii) no “poison pill” stockholder rights plan, and (iv) the right for stockholders to call a special meeting with only a 15 percent aggregate ownership threshold. Other examples of American Water’s commitment to corporate governance best practices include (i) no material restrictions on stockholders’ right to call special meetings; (ii) independent directors meet without management; (iii) no supermajority votes required for mergers and acquisitions; (iv) a separate Board Chairman & Chief Executive Officer; (v) no supermajority votes required for charter / bylaw amendments; (vi) 88% of directors and 100% of Board committee members are independent; (vii) annual Board and committee self-evaluations; (viii) stock ownership and retention guidelines for executive officers; (ix) Board orientation and education program; (x) management succession policy set forth in Corporate Governance Guidelines; and (xi) anti-hedging policy applicable to all directors and employees. In addition, American Water has an ISS QuickScore of 1, indicating that American Water has the lowest governance risk possible on a scale of 1 to 10.

Conclusion

After considering the foregoing additional information, we hope you would agree with your Board’s unanimous determination that the Exclusive Forum Proposal is in the best interests of American Water and its stockholders and will vote “FOR” Proposal 6, our Exclusive Forum Proposal.

The Board of Directors unanimously urges you to vote “FOR” Proposal 6, our Exclusive Forum Proposal, and to approve the adoption of an amendment to our Bylaws establishing the courts located within the State of Delaware as the exclusive forum for the adjudication of certain legal actions.

Sincerely,

George MacKenzie Chairman of the Board of Directors	Susan N. Story President, Chief Executive Officer and Director

About American Water

Founded in 1886, American Water (NYSE: AWK) is the largest and most geographically diverse publicly traded U.S. water and wastewater utility company. With headquarters in Voorhees, N.J., the company employs approximately 6,400 dedicated professionals who provide drinking water, wastewater and other related services to an estimated 15 million people in more than 45 states and parts of Canada. More information can be found at www.amwater.com.

Additional Information and Where To Find It

Stockholders can obtain copies of American Water’s 2015 Annual Meeting Proxy Statement, any amendments or supplements to the 2015 Annual Meeting Proxy Statement and other documents filed by American Water with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.amwater.com, by writing to American Water’s Corporate Secretary at American Water Works Company, Inc., 1025 Laurel Oak Road, Voorhees, New Jersey, 08043, or by emailing Investor Relations at aw.investorrelations@amwater.com.

IMPORTANT!

PLEASE VOTE TODAY “FOR” PROPOSAL 6

TO SUPPORT OUR EXCLUSIVE FORUM PROPOSAL!

Remember, you can vote your shares by telephone or via the Internet.

If you have any questions or need assistance in voting

your shares, please contact our proxy solicitor:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com